EXHIBIT 99.1

Polo Ralph Lauren Reports Fourth Quarter and Full Year Fiscal 2009 Results

•	Fourth Quarter Diluted EPS Was $0.44; Excluding Charges, Fourth Quarter Diluted EPS Was $0.86
•	Fiscal 2009 Diluted EPS Was $4.01; Excluding Charges, Fiscal 2009 Diluted EPS Was $4.50, Exceeding the Company’s Guidance

New York (May 27, 2009) – Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $45 million, or $0.44 per diluted share, for the fourth quarter of Fiscal 2009, compared to net income of $104 million, or $1.00 per diluted share, for the fourth quarter of Fiscal 2008. Excluding impairment and restructuring charges incurred during the fourth quarter of Fiscal 2009 (defined as “Adjusted” figures in this press release), net income was $87 million and net income per diluted share was $0.86.

During the fourth quarter of Fiscal 2009, the Company incurred a $48 million pre-tax, non-cash asset impairment charge associated with store-related assets and a $21 million pre-tax restructuring charge. The restructuring charge was primarily related to approximately 500 headcount reductions throughout the Company in order to better align expenses with the recent slowdown in consumer spending, as well as to costs associated with store closures.

Net income for Fiscal 2009 was $406 million, or $4.01 per diluted share, compared to net income of $420 million, or $3.99 per diluted share for Fiscal 2008. Excluding $55 million of pre-tax, non-cash impairment charges and $24 million of restructuring charges for the full year period, net income per diluted share was $4.50 in Fiscal 2009, exceeding the Company’s guidance of $3.85-$4.00.

A reconciliation between reported GAAP and adjusted non-GAAP financial measures accompanies the financial tables at the end of this press release. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods.

“Fiscal 2009 was one of the most challenging economic years the world has ever faced, but our results demonstrate that we are operating from a position of strength,” said Ralph Lauren, Chairman and Chief Executive Officer. “The global economy, and the United States in particular, is facing monumental challenges and we are not immune from them. I am proud of our Company’s ability to take fast, definitive action to offset some of the external pressures. We’ve had to make difficult choices to react to the current environment, but we are managing the business prudently and making decisions for sustained success over the long term, like investing in international markets and continuing to develop innovative products. We are doing all of this without compromising the integrity of our brands,” Mr. Lauren added.

“The desirability of our products, complemented by the proactive measures we took during the year to protect our brands and profitability, enabled us to deliver better than expected Fiscal 2009 earnings,” said Roger Farah, President and Chief Operating Officer. “Over the next year, we intend to leverage our financial and managerial strengths to pursue compelling global market share opportunities. Our efforts will include accelerated investment in the transition of our business in Southeast Asia as well as an intensification of new product development. These investments will be balanced with a continued focus on operational and expense management. The restructuring actions taken in the fourth quarter of Fiscal 2009 are expected to result in annualized pre-tax savings of approximately $25 million, and we remain focused on identifying other cost savings initiatives. While we expect the economic uncertainty that defined Fiscal 2009 to continue throughout Fiscal 2010, our Company is prepared to navigate through this difficult environment.”

Fourth Quarter and Full Year Fiscal 2009 Income Statement Review

Net Revenues.Net revenues for the fourth quarter declined 1% to $1.22 billion, compared to $1.24 billion for the comparable prior year period. The lower net revenues primarily reflect a reduction in same-store sales at the Company’s retail segment and the net unfavorable effect of foreign currency translation that were partially offset by higher wholesale revenues as a result of assuming direct control of formerly licensed childrenswear and golf apparel products in Japan and double-digit constant currency growth in Europe.

Net revenues for the year grew 3% to $5.02 billion from $4.88 billion in Fiscal 2008. The growth in net revenues is primarily attributable to higher global wholesale revenues, global retail sales growth and the net favorable effect of foreign currency translation.

•

Wholesale Sales. Wholesale sales increased 3% to $812 million, compared to $786 million in the fourth quarter of Fiscal 2008. Higher international wholesale revenues, primarily related to childrenswear and golf apparel in Japan, and double-digit constant currency growth in Europe were the primary drivers of wholesale revenue growth. Lower shipments of American Living products relative to the volumes to support the brand’s launch in the fourth quarter of Fiscal 2008 and the net unfavorable effect of foreign currency translation partially offset revenue growth during the fourth quarter of Fiscal 2009.

For Fiscal 2009, wholesale sales increased 5% to $2.89 billion from $2.76 billion in Fiscal 2008. The year-over-year increase in wholesale revenue is attributable to new product shipments (primarily related to American Living) and higher international sales (including the net favorable effect of foreign currency translation) that more than offset a decline in domestic shipments of the Company’s core men’s, women’s and childrenswear products.

•

Retail Sales. Retail sales declined 8% to $366 million, compared to $400 million in the fourth quarter of Fiscal 2008, reflecting a reduction in comparable store sales and the net unfavorable effect of foreign currency translation that were partially offset by revenues from new stores and growth at RalphLauren.com. Comparable store sales declined 15.9%, reflecting a 29.3% reduction at Ralph Lauren stores, an 8.8% reduction at factory stores and a 20.8% reduction at Club Monaco stores. RalphLauren.com sales increased 12% in the fourth quarter of Fiscal 2009.

Retail sales for Fiscal 2009 were up 1% to $1.94 billion compared to $1.91 billion in Fiscal 2008, reflecting the contribution from new stores and strong growth at RalphLauren.com that more than offset a reduction in comparable store sales. Total comparable store sales for Fiscal 2009 declined 5.2%, comprised of a 12.4% reduction at Ralph Lauren stores, a 1.5% reduction at factory stores and a 9.7% reduction at Club Monaco stores. RalphLauren.com sales grew 19% in Fiscal 2009.

•

Licensing. Fourth quarter licensing royalties declined 16% to $47 million from $55 million in the comparable period in Fiscal 2008. A decline in Japanese product licensing revenues associated with the Company assuming direct control of childrenswear and golf apparel in Japan and lower fragrance licensing revenues were the primary causes of the year-over-year decline in licensing revenues.

Licensing royalties for Fiscal 2009 were down 7% to $195 million compared to $209 million in Fiscal 2008. The contribution from new American Living product licenses was more than offset by a decline in Japanese product licensing royalties associated with the Company assuming direct control of certain product categories in Japan and lower fragrance licensing revenues.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2009 declined 6% to $634 million from $674 million in the fourth quarter of Fiscal 2008. The gross profit rate declined 250 basis points to 51.8%, compared to 54.3% during the same period last year. The lower gross profit rate reflects a decline in wholesale and retail segment margins and the net unfavorable effect of foreign currency translation.

Gross profit for Fiscal 2009 increased 4% to $2.73 billion compared to $2.64 billion in Fiscal 2008. The gross profit rate for Fiscal 2009 was 54.4%, 30 basis points greater than the prior year, primarily due to higher international wholesale sales and a decline in purchase accounting amortization that were partially offset by lower retail segment profitability. Disciplined inventory management and supply chain efficiency throughout the year also contributed to gross margin expansion.

Operating Expenses. Operating expenses increased 12% in the fourth quarter of Fiscal 2009 to $595 million from $530 million in the fourth quarter of Fiscal 2008. Adjusted operating expenses in the fourth quarter of Fiscal 2009 were flat with the comparable period in the prior year and were 43.0% of sales, 70 basis points greater than the fourth quarter of Fiscal 2008. The higher Adjusted operating expense margin reflects the decline in retail segment revenues and increased operating expenses for newly acquired and emerging businesses that were partially offset by Company-wide expense savings initiatives and a decline in purchase accounting amortization.

Operating expenses for Fiscal 2009 increased 8% to $2.14 billion from $1.98 billion in Fiscal 2008. Adjusted operating expenses were 4% greater than the comparable period in the prior year and were 41.0% of sales, 40 basis points higher than Fiscal 2008. The growth in Adjusted operating expenses and the higher Adjusted operating expense margin are primarily due to a decline in retail segment comparable store sales, increased operating expenses for newly acquired and emerging businesses and the net unfavorable effect of foreign currency translation that more than offset the benefit of reduced purchase accounting amortization and lower advertising and public relations expense.

Operating Income. Operating income for the fourth quarter of Fiscal 2009 declined 73% to $40 million from $144 million in the fourth quarter of Fiscal 2008. Adjusted operating income declined 27% and was 8.9% of sales, 310 basis points below Fiscal 2008. The decline in Adjusted operating income and Adjusted operating margin rate was primarily due to lower retail segment profitability, promotional activity in certain domestic product categories and the net unfavorable effect of foreign currency translation that was partially offset by Company-wide cost control initiatives.

Fiscal 2009’s operating income of $596 million was 9% below the year earlier period. Adjusted operating income increased 2% and was 13.4% of sales, ten basis points below Fiscal 2008’s operating margin rate. The growth in Adjusted operating income and resilience of the Adjusted operating margin were primarily due to the profit contribution from new products, lower purchase accounting amortization compared to the prior year period and Company-wide cost control initiatives that were partially offset by lower retail segment profitability.

•

Wholesale Operating Income. Wholesale operating income declined 7% in the fourth quarter of Fiscal 2009 to $165 million from $178 million in the prior year period. The wholesale operating margin was 20.3% in the fourth quarter, 230 basis points below the prior year period. The lower wholesale operating income and margin rate were primarily a result of promotional activity in certain domestic product categories and expenses at newly acquired and emerging businesses that more than offset a decline in purchase accounting amortization.

Wholesale operating income increased 8% in Fiscal 2009 to $613 million from $565 million in Fiscal 2008. Wholesale operating margin for Fiscal 2009 was 21.2%, 70 basis points greater than the 20.5% reported for Fiscal 2008. The higher wholesale operating income and margin rate were primarily attributable to international sales growth and lower purchase accounting amortization that were partially offset by expenses at newly acquired and emerging businesses.

•

Retail Operating Income. Retail operating loss was $74 million compared to a loss of $6 million in the fourth quarter of Fiscal 2008. Adjusted retail operating loss was $26 million compared to an Adjusted loss of $1 million in the fourth quarter of Fiscal 2008, primarily due to the decline in comparable store sales, increased markdown activity and occupancy costs associated with future store openings.

Retail operating income declined 47% in Fiscal 2009 to $108 million from $204 million in Fiscal 2008. Adjusted retail operating income declined 23% in Fiscal 2009 and the Adjusted retail operating margin rate was 8.3% compared to 10.9% in Fiscal 2008. The year-over-year declines in Adjusted retail operating income and Adjusted margin rate were a function of negative comparable store sales, increased markdown activity and occupancy costs associated with future store openings that were partially offset by lower purchase accounting amortization associated with Ralph Lauren Media.

•

Licensing Operating Income. Licensing operating income declined 6% to $25 million from $27 million in the fourth quarter of 2008. The decline in licensing operating income was due to lower Japanese product licensing royalties associated with the Company assuming direct control of childrenswear and golf apparel in Japan and to lower fragrance licensing revenues that offset the benefit of lower purchase accounting amortization.

Fiscal 2009 licensing operating income increased 7% to $104 million from $97 million in Fiscal 2008. A decline in purchase accounting amortization and stronger domestic product licensing revenues were partially offset by lower Japanese product licensing royalties associated with the Company assuming direct control childrenswear and golf apparel in Japan.

Net Income and Diluted EPS. Net income for the fourth quarter of Fiscal 2009 declined 57% to $45 million from $104 million in the comparable period of Fiscal 2008, and net income per diluted share declined 56% to $0.44 per share from $1.00 for the same time period. Adjusted net income for the fourth quarter of Fiscal 2009 declined 19% to $87 million and Adjusted net income per diluted share declined 17% to $0.86. The declines in Adjusted net income and Adjusted net income per diluted share principally relate to the lower operating income discussed above that was partially offset by a net tax benefit in the fourth quarter of Fiscal 2009.

Net income for Fiscal 2009 declined 3% to $406 million from $420 million in Fiscal 2008. Net income per diluted share for Fiscal 2009 was $4.01, compared to $3.99 in Fiscal 2008. Adjusted net income for Fiscal 2009 increased 8% to $456 million and Adjusted net income per diluted share rose 12% to $4.50. The growth in Adjusted net income and Adjusted net income per diluted share principally relates to a lower effective tax rate, the increased operating income as discussed above and to lower average shares outstanding.

Fourth Quarter Fiscal 2009 Balance Sheet Review

The Company ended the fourth quarter with $820 million in cash, cash equivalents and short-term investments, or $414 million in cash and short-term investments net of debt (“net cash”), compared to $626 million cash, cash equivalents and short-term investments and $53 million of debt net of cash and short-term investments at the end of Fiscal 2008. The Company’s net cash position reflects strong growth in operating cash flow that was partially offset by year-to-date stock repurchases, capital expenditures and acquisition spending, including the repayment of a short-term loan to finance last year’s Japanese acquisitions.

The fourth quarter ended with inventory up 2% to $525 million from $515 million in the fourth quarter of Fiscal 2008, inclusive of the Japanese childrenswear and golf apparel inventory assumed as a result of taking control of those licenses during the second quarter. Excluding the Japanese childrenswear and golf apparel inventory, consolidated inventory declined 2% compared to the fourth quarter of Fiscal 2008. For Fiscal 2009, the Company had $185 million in capital expenditures, compared to $217 million in the prior year.

Global Retail Store Network

During the fourth quarter, the Company did not open any directly operated stores and closed six directly operated stores. During Fiscal 2009, the Company opened 24 directly operated stores and closed 11 directly operated stores.

At the end of the fourth quarter, the Company operated 326 stores with a total of approximately 2.5 million square feet compared to 313 stores with approximately 2.4 million square feet at the end of Fiscal 2008. The current retail group consists of 86 Ralph Lauren stores, 66 Club Monaco stores, 163 Polo factory stores and 11 Rugby stores. In addition, at the end of the fourth quarter, international licensing partners operated 90 Ralph Lauren stores and 63 Club Monaco stores and dedicated shops.

Fiscal 2010 Outlook

For Fiscal 2010, the Company expects consolidated net revenues to decline by a high single digit rate. In the first quarter of Fiscal 2010, the Company expects wholesale revenues to decline by a low double digit rate and comparable store sales to decline by a mid-teens rate, including a net unfavorable foreign currency translation effect. The Company expects operating expenses for the first quarter of Fiscal 2010 to be modestly above those in the comparable prior year period. The full year Fiscal 2010 tax rate is estimated at 35%. Due to the continuing uncertainty in the economic environment, the Company has determined not to provide annual earnings per share guidance.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, May 27, 2009, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-4786. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Polo Ralph Lauren Fourth Quarter and Full Year 2009 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, May 27, 2009 through 1:00 P.M. Eastern, Tuesday, June 2, 2009 by dialing (719) 457-0820 and entering passcode 1754121.

ABOUT POLO RALPH LAUREN

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	March 28, 2009	March 29, 2008

ASSETS
Current assets:
Cash and cash equivalents	$481.2	$$551.5
Short-term Investments	338.7	74.3
Accounts receivable, net of allowances	474.9	508.4
Inventories	525.1	514.9
Deferred tax assets	101.8	76.6
Prepaid expenses and other	135.0	167.8

Total current assets	2,056.7	1,893.5

Property and equipment, net	651.6	709.9
Deferred tax assets	102.8	116.9
Goodwill	966.4	975.1
Intangible assets, net	348.9	349.3
Other assets	230.1	320.8

Total assets	$4,356.5	$4,365.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$165.9	$205.7
Income tax payable	35.9	28.8
Accrued expenses and other	472.3	467.7
Current maturities of debt	-	206.4

Total current liabilities	674.1	908.6

Long-term debt	406.4	472.8
Non-current tax liabilities for unrecognized tax benefits	154.8	155.2
Other non-current liabilities	386.1	439.2

Total liabilities	$1,621.4	$1,975.8

Stockholders' equity:
Common stock	1.1	1.1
Additional paid-in-capital	1,108.4	1,017.6
Retained earnings	2,465.5	2,079.3
Treasury stock, Class A, at cost	(966.7)	(820.9)
Accumulated other comprehensive income	126.8	112.6

Total stockholders' equity	2,735.1	2,389.7

Total liabilities and stockholders' equity	4,356.5	4,365.5

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 28, 2009	March 29, 2008

Wholesale Net Sales	$811.5	$785.6
Retail Net Sales	366.4	400.0

Net Sales	1,177.9	1,185.6

Licensing Revenue	46.5	55.3

Net Revenues	1,224.4	1,240.9

Cost of Goods Sold (a)	(590.0)	(566.5)

Gross Profit	634.4	674.4

Selling, General & Administrative Expenses (a)	(520.7)	(513.7)
Amortization of Intangible Assets	(5.2)	(11.5)
Impairment of Assets	(48.2)	(5.0)
Restructuring Charges	(20.8)	-
Total SG&A Expenses	(594.9)	(530.2)

Operating Income	39.5	144.2

Foreign Currency Gains (Losses)	4.2	(2.1)

Interest Expense	(6.2)	(6.8)

Interest and Other Income, Net	3.5	8.5

Equity in Income (Loss) of Equity-Method Investees	(2.4)	(0.6)

Minority Interest Expense	-	-

Income Before Provision for Income Taxes	38.6	143.2

Provision for Income Taxes	5.9	(39.7)

Net Income	$44.5	$103.5

Net Income Per Share - Basic	$0.45	$1.03

Net Income Per Share - Diluted	$0.44	$1.00

Weighted Average Shares Outstanding - Basic	99.1	101.0

Weighted Average Shares Outstanding - Diluted	100.8	103.8

Dividends declared per share	$0.05	$0.05

(a) Includes total depreciation expense of:	$(41.1)	$(42.2)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Prepared in accordance with Generally Accepted Accounting Principles (GAAP)

(In millions, except per share data)

(Unaudited)

	Twelve Months Ended
	March 28, 2009	March 29, 2008

Wholesale Net Sales	$2,887.2	$2,758.1
Retail Net Sales	1,936.5	1,912.6

Net Sales	4,823.7	4,670.7

Licensing Revenue	195.2	209.4

Net Revenues	5,018.9	4,880.1

Cost of Goods Sold (a)	(2,288.2)	(2,242.0)

Gross Profit	2,730.7	2,638.1

Selling, General & Administrative Expenses (a)	(2,036.0)	(1,932.5)
Amortization of Intangible Assets	(20.2)	(47.2)
Impairment of Assets	(55.4)	(5.0)
Restructuring Charges	(23.6)	-
Total SG&A Expenses	(2,135.2)	(1,984.7)

Operating Income	595.5	653.4

Foreign Currency Gains (Losses)	1.6	(6.4)

Interest Expense	(26.6)	(25.7)

Interest and Other Income, Net	22.0	24.7

Equity in Income (Loss) of Equity-Method Investees	(5.0)	(1.8)

Minority Interest Expense	-	(2.1)

Income Before Provision for Income Taxes	587.5	642.1

Provision for Income Taxes	(181.5)	(222.3)

Net Income	$406.0	$419.8

Net Income Per Share - Basic	$4.09	$4.10

Net Income Per Share - Diluted	$4.01	$3.99

Weighted Average Shares Outstanding - Basic	99.2	102.3

Weighted Average Shares Outstanding - Diluted	101.3	105.2

Dividends declared per share	$0.20	$0.20

(a) Includes total depreciation expense of:	$(164.2)	$(154.1)

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES

OTHER INFORMATION

(In millions)

(Unaudited)

SEGMENT INFORMATION

The net revenues and operating income for the periods ended March 28, 2009 and March 29, 2008 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Net revenues:
Wholesale	$811.5	$785.6	$2,887.2	$2,758.1
Retail	366.4	400.0	1,936.5	1,912.6
Licensing	46.5	55.3	195.2	209.4
Total Net Revenues	$1,224.4	$1,240.9	$5,018.9	$4,880.1

Operating Income (Loss): (a)
Wholesale	$164.5	$177.7	$613.3	$565.4
Retail	(73.9)	(6.1)	108.2	204.2
Licensing	25.1	26.6	103.6	96.7
	115.7	198.2	825.1	866.3
Less:
Unallocated Corporate Expenses	(55.9)	(54.0)	(206.5)	(217.0)
Unallocated Restructuring/Legal Charges	(20.3)	-	(23.1)	4.1
Total Operating Income	$39.5	$144.2	$595.5	$653.4

(a) - Fiscal 2009 and Fiscal 2008 included certain asset impairment charges. For the three months ended March 28, 2009, a total of $48.2M of asset impairment charges was included within Retail Operating Income. For the three months ended March 29, 2008, a total of $5.0M of asset impairment charges was included within Retail Operating Income.

For the twelve months ended March 28, 2009, total asset impairment charges were $55.4M, of which $2.8M was included in Wholesale Operating Income, $52.0M was included in Retail Operating Income, and $0.6M was included in Unallocated Corporate Expenses. For the twelve months ended March 29, 2008, total asset impairment charges were $5.0M, all of which was included within Retail Operating Income.

SUPPLEMENTAL FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures relating to impairment and restructuring charges. The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures before and after these charges. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP and may be different from non-GAAP measures reported by other companies.

POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
Reconciliation of Certain Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 28, 2009			Three Months Ended March 29, 2008
	As Reported	Asset Impairment & Restructuring Charges	Excluding Asset Impairment & Restructuring Charges	As Reported	Asset Impairment & Restructuring Charges	Excluding Asset Impairment & Restructuring Charges
Total Operating Expenses	$ 594.9	$ (69.0)	$ 525.9	$ 530.2	$ (5.0)	$ 525.2
Operating Expense Margin	48.6%		42.9%	42.7%		42.3%

Operating Income	$ 39.5	$ 69.0	$ 108.5	$ 144.2	$ 5.0	$ 149.2
Operating Margin	3.2%		8.9%	11.6%		12.0%

Provision/(Benefit) for Income Taxes	$ (5.9)	$ 26.9	$ 21.0	$ 39.7	$ 1.6	$ 41.3

Net Income	$ 44.5	$ 42.1	$ 86.6	$ 103.5	$ 3.4	$ 106.9
Net Income per Diluted Share	$ 0.44	$ 0.42	$ 0.86	$1.00	$ 0.03	$ 1.03

SEGMENT INFORMATION - OPERATING INCOME/(LOSS):
Wholesale	$ 164.5	$ -	$ 164.5	$ 177.7	$ -	$ 177.7
Retail	(73.9)	(48.2)	(25.7)	(6.1)	(5.0)	(1.1)
Licensing	25.1	-	25.1	26.6	-	26.6
Unallocated Corporate Expenses and Restructuring/Legal Charges	(76.2)	(20.8)	(55.4)	(54.0)	-	(54.0)
Total Operating Income/(Loss)	$ 39.5	$ (69.0)	$ 108.5	$ 144.2	$ (5.0)	$ 149.2

	Twelve Months Ended March 28, 2009			Twelve Months Ended March 29, 2008
	As Reported	Asset Impairment & Restructuring Charges	Excluding Asset Impairment & Restructuring Charges	As Reported	Asset Impairment & Restructuring Charges	Excluding Asset Impairment & Restructuring Charges
Total Operating Expenses	$ 2,135.2	$ (79.0)	$ 2,056.2	$ 1,984.7	$ (5.0)	$ 1,979.7
Operating Expense Margin	42.5%		41.0%	40.7%		40.6%

Operating Income	$ 595.5	$ 79.0	$ 674.5	$ 653.4	$ 5.0	$ 658.4
Operating Margin	11.9%		13.4%	13.4%		13.5%

Provision for Income Taxes	$ 181.5	$ 29.3	$ 210.8	$ 222.3	$ 1.6	$223.9

Net Income	$ 406.0	$ 49.7	$ 455.7	$ 419.8	$ 3.4	$ 423.2
Net Income per Diluted Share	$ 4.01	$ 0.49	$ 4.50	$3.99	$ 0.03	$ 4.02

SEGMENT INFORMATION - OPERATING INCOME/(LOSS):
Wholesale	$ 613.3	$ (2.8)	$ 616.1	$ 565.4	$ -	$ 565.4
Retail	108.2	(52.0)	160.2	204.2	(5.0)	209.2
Licensing	103.6	-	103.6	96.7	-	96.7
Unallocated Corporate Expenses and Restructuring/Legal Charges	(229.6)	(24.2)	(205.4)	(212.9)	-	(212.9)
Total Operating Income/(Loss)	$ 595.5	$ (79.0)	$ 674.5	$ 653.4	$ (5.0)	$ 658.4

Note: Earlier comments about Adjusted figures and calculated growth rates for those figures should reference the Fiscal 2008 results excluding impairment and restructuring charges as presented in the table above.

Constant Currency Financial Measures

(In millions)

(Unaudited)

Same - Store Sales Data

	Three Months Ended March 28, 2009 Percent Change		Twelve Months Ended March 28, 2009 Percent Change
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores	(29.3%)	(25.2%)	(12.4%)	(11.6%)
Factory Stores	(8.8%)	(5.4%)	(1.5%)	(0.6%)
Club Monaco	(20.8%)	(20.8%)	(9.7%)	(9.7%)
Total Company	(15.9%)	(12.5%)	(5.2%)	(4.4%)

Operating Segment Data

	Three Months Ended		Percent Change
	March 28, 2009	March 29, 2008	As Reported	Constant Currency
Wholesale Net Sales	$811.5	$785.6	3.3%	4.5%
Retail Net Sales	366.4	400.0	(8.4%)	(5.6%)
Net Sales	1,177.9	1,185.6	(0.6%)	1.1%
Licensing Revenue	46.5	55.3	(15.9%)	(17.7%)
Net Revenue	$1,224.4	$1,240.9	(1.3%)	0.3%

	Twelve Months Ended		Percent Change
	March 28, 2009	March 29, 2008	As Reported	Constant Currency
Wholesale Net Sales	$2,887.2	$2,758.1	4.7%	3.3%
Retail Net Sales	1,936.5	1,912.6	1.2%	1.7%
Net Sales	4,823.7	4,670.7	3.3%	2.6%
Licensing Revenue	195.2	209.4	(6.8%)	(8.3%)
Net Revenue	$5,018.9	$4,880.1	2.8%	2.2%

Polo Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses.

To calculate revenues and operating income on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year.

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.

CONTACT:

Polo Ralph Lauren

Investor Relations

James Hurley, 212-813-7862

or

Corporate Communications

Julie Berman, 212-583-2262

SOURCE: Polo Ralph Lauren Corporation